                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                           PARAGON TECHNOLOGIES, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   69912T1083
                                 (CUSIP Number)

                                                        With Copies to:
Anthony W. Schweiger                                    J. Baur Whittlesey, Esq.
240 Trianon Lane                                        Ledgewood Law Firm, P.C.
Villanova, PA 19085-1442                                1521 Locust Street
(610) 520-0884                                          Philadelphia, PA 19102
                                                        (215) 731-9450

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  May 24, 2001

             (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.
[ ]

                         (Continued on following pages)

CUSIP No.  69912T1083                 13D                     Page 2 of 12



    1      Names of Reporting Persons; I.R.S. Identification Nos.
           of Above Persons (entities only)

                              Anthony W. Schweiger
______________________________________________________________________________

    2      Check the Appropriate Box if a Member of a Group     (a)  [ ]
                                                                (b)  [ ]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      Source of Funds
           PF
______________________________________________________________________________

    5      Check if Disclosure of Legal Proceedings is Required
           Pursuant to Items 2(d) or 2(e)                            [ ]
______________________________________________________________________________

    6      Citizenship or Place of Organization
           Commonwealth of Pennsylvania
_______________________________________________________________________________
               |     |
  Number of    |  7  |   Sole Voting Power
   Shares      |     |       22,500(1)
Beneficially   |_____|________________________________________________________
  Owned By     |     |
   Each        |  8  |   Shared Voting Power
 Reporting     |     |       19,500(2)
Person With    |_____|________________________________________________________
               |     |
               |  9  |   Sole Dispositive Power
               |     |       22,500(1)
               |_____|________________________________________________________
               |     |
               | 10  |   Shared Dispositive Power
               |     |       19,500(2)
_______________|_____|_________________________________________________________

   11     Aggregate Amount Beneficially Owned by Each Reporting Person
          42,000
______________________________________________________________________________

   12     Check if the Aggregate Amount in Row (11) Excludes
          Certain Shares                                              [ ]
______________________________________________________________________________

   13     Percent of Class Represented by Amount in Row (11)
                1.00%
______________________________________________________________________________

   14     Type of Reporting Person
                IN
_____________________________________________________________________________


-------------------
(1) Held by an IRA for the benefit of Mr. Schweiger.
(2) Held jointly with Katherine M. Schweiger.

CUSIP No.  69912T1083                 13D                     Page 3 of 12



    1      Names of Reporting Persons; I.R.S. Identification Nos.
           of Above Persons (entities only)

                             Katherine M. Schweiger
______________________________________________________________________________

    2      Check the Appropriate Box if a Member of a Group     (a)  [ ]
                                                                (b)  [ ]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      Source of Funds
           PF
______________________________________________________________________________

    5      Check if Disclosure of Legal Proceedings is Required
           Pursuant to Items 2(d) or 2(e)                            [ ]
______________________________________________________________________________

    6      Citizenship or Place of Organization
           Commonwealth of Pennsylvania
_______________________________________________________________________________
               |     |
  Number of    |  7  |   Sole Voting Power
   Shares      |     |       0
Beneficially   |_____|________________________________________________________
  Owned By     |     |
   Each        |  8  |   Shared Voting Power
 Reporting     |     |       19,500(1)
Person With    |_____|________________________________________________________
               |     |
               |  9  |   Sole Dispositive Power
               |     |       0
               |_____|________________________________________________________
               |     |
               | 10  |   Shared Dispositive Power
               |     |       19,500(1)
_______________|_____|_________________________________________________________

   11     Aggregate Amount Beneficially Owned by Each Reporting Person
          19,500
______________________________________________________________________________

   12     Check if the Aggregate Amount in Row (11) Excludes
          Certain Shares                                              [ ]
______________________________________________________________________________

   13     Percent of Class Represented by Amount in Row (11)
                0.45%
______________________________________________________________________________

   14     Type of Reporting Person
                IN
_____________________________________________________________________________


-------------------
(1) Held jointly with Anthony W. Schweiger.

CUSIP No.  69912T1083                 13D                     Page 4 of 12



    1      Names of Reporting Persons; I.R.S. Identification Nos.
           of Above Persons (entities only)

                                 Lee H. Lovejoy
______________________________________________________________________________

    2      Check the Appropriate Box if a Member of a Group     (a)  [ ]
                                                                (b)  [ ]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      Source of Funds
           PF
______________________________________________________________________________

    5      Check if Disclosure of Legal Proceedings is Required
           Pursuant to Items 2(d) or 2(e)                            [ ]
______________________________________________________________________________

    6      Citizenship or Place of Organization
           State of New Jersey
_______________________________________________________________________________
               |     |
  Number of    |  7  |   Sole Voting Power
   Shares      |     |       19,987
Beneficially   |_____|________________________________________________________
  Owned By     |     |
   Each        |  8  |   Shared Voting Power
 Reporting     |     |       0
Person With    |_____|________________________________________________________
               |     |
               |  9  |   Sole Dispositive Power
               |     |       19,987
               |_____|________________________________________________________
               |     |
               | 10  |   Shared Dispositive Power
               |     |       0
_______________|_____|_________________________________________________________

   11     Aggregate Amount Beneficially Owned by Each Reporting Person
          19,987
______________________________________________________________________________

   12     Check if the Aggregate Amount in Row (11) Excludes
          Certain Shares                                              [ ]
______________________________________________________________________________

   13     Percent of Class Represented by Amount in Row (11)
                0.48%
______________________________________________________________________________

   14     Type of Reporting Person
                IN
_____________________________________________________________________________

CUSIP No.  69912T1083                 13D                     Page 5 of 12



    1      Names of Reporting Persons; I.R.S. Identification Nos.
           of Above Persons (entities only)

                              Gilman J. Hallenbeck
______________________________________________________________________________

    2      Check the Appropriate Box if a Member of a Group     (a)  [ ]
                                                                (b)  [ ]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      Source of Funds
           PF
______________________________________________________________________________

    5      Check if Disclosure of Legal Proceedings is Required
           Pursuant to Items 2(d) or 2(e)                            [ ]
______________________________________________________________________________

    6      Citizenship or Place of Organization
           State of Florida
_______________________________________________________________________________
               |     |
  Number of    |  7  |   Sole Voting Power
   Shares      |     |       25,010(1)
Beneficially   |_____|________________________________________________________
  Owned By     |     |
   Each        |  8  |   Shared Voting Power
 Reporting     |     |       81,200(2)
Person With    |_____|________________________________________________________
               |     |
               |  9  |   Sole Dispositive Power
               |     |       25,010(1)
               |_____|________________________________________________________
               |     |
               | 10  |   Shared Dispositive Power
               |     |       81,200(2)
_______________|_____|_________________________________________________________

   11     Aggregate Amount Beneficially Owned by Each Reporting Person
          106,210
______________________________________________________________________________

   12     Check if the Aggregate Amount in Row (11) Excludes
          Certain Shares                                              [ ]
______________________________________________________________________________

   13     Percent of Class Represented by Amount in Row (11)
                2.53%
______________________________________________________________________________

   14     Type of Reporting Person
                IN
_____________________________________________________________________________


-------------------
(1) Held by an IRA for the benefit of Mr. Hallenbeck.
(2) Held jointly with Mary J. Hallenbeck.

CUSIP No.  69912T1083                 13D                     Page 6 of 12



    1      Names of Reporting Persons; I.R.S. Identification Nos.
           of Above Persons (entities only)

                               Mary J. Hallenbeck
______________________________________________________________________________

    2      Check the Appropriate Box if a Member of a Group     (a)  [ ]
                                                                (b)  [ ]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      Source of Funds
           PF
______________________________________________________________________________

    5      Check if Disclosure of Legal Proceedings is Required
           Pursuant to Items 2(d) or 2(e)                            [ ]
______________________________________________________________________________

    6      Citizenship or Place of Organization
           State of Florida
_______________________________________________________________________________
               |     |
  Number of    |  7  |   Sole Voting Power
   Shares      |     |       78,000
Beneficially   |_____|________________________________________________________
  Owned By     |     |
   Each        |  8  |   Shared Voting Power
 Reporting     |     |       81,200(1)
Person With    |_____|________________________________________________________
               |     |
               |  9  |   Sole Dispositive Power
               |     |       78,000
               |_____|________________________________________________________
               |     |
               | 10  |   Shared Dispositive Power
               |     |       81,200(1)
_______________|_____|_________________________________________________________

   11     Aggregate Amount Beneficially Owned by Each Reporting Person
          159,200
______________________________________________________________________________

   12     Check if the Aggregate Amount in Row (11) Excludes
          Certain Shares                                              [ ]
______________________________________________________________________________

   13     Percent of Class Represented by Amount in Row (11)
                3.80%
______________________________________________________________________________

   14     Type of Reporting Person (See Instructions)
                IN
_____________________________________________________________________________


-------------------
(1) Held jointly with Gilman J. Hallenbeck.

CUSIP No.  69912T1083                 13D                     Page 7 of 12



    1      Names of Reporting Persons; I.R.S. Identification Nos.
           of Above Persons (entities only)

                             Daniel M. DiCarlo, Jr.
______________________________________________________________________________

    2      Check the Appropriate Box if a Member of a Group     (a)  [ ]
                                                                (b)  [ ]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      Source of Funds
           PF
______________________________________________________________________________

    5      Check if Disclosure of Legal Proceedings is Required
           Pursuant to Items 2(d) or 2(e)                            [ ]
______________________________________________________________________________

    6      Citizenship or Place of Organization
           State of New Jersey
_______________________________________________________________________________
               |     |
  Number of    |  7  |   Sole Voting Power
   Shares      |     |       5,250
Beneficially   |_____|________________________________________________________
  Owned By     |     |
   Each        |  8  |   Shared Voting Power
 Reporting     |     |       0
Person With    |_____|________________________________________________________
               |     |
               |  9  |   Sole Dispositive Power
               |     |       5,250
               |_____|________________________________________________________
               |     |
               | 10  |   Shared Dispositive Power
               |     |       0
_______________|_____|_________________________________________________________

   11     Aggregate Amount Beneficially Owned by Each Reporting Person
          5,250
______________________________________________________________________________

   12     Check if the Aggregate Amount in Row (11) Excludes
          Certain Shares                                              [ ]
______________________________________________________________________________

   13     Percent of Class Represented by Amount in Row (11)
                0.13%
______________________________________________________________________________

   14     Type of Reporting Person (See Instructions)
                IN
_____________________________________________________________________________

CUSIP No.  69912T1083                 13D                     Page 8 of 12



    1      Names of Reporting Persons; I.R.S. Identification Nos.
           of Above Persons (entities only)

                               Robert J. Schwartz
______________________________________________________________________________

    2      Check the Appropriate Box if a Member of a Group     (a)  [ ]
                                                                (b)  [ ]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      Source of Funds
           PF
______________________________________________________________________________

    5      Check if Disclosure of Legal Proceedings is Required
           Pursuant to Items 2(d) or 2(e)                            [ ]
______________________________________________________________________________

    6      Citizenship or Place of Organization
           State of New Jersey
_______________________________________________________________________________
               |     |
  Number of    |  7  |   Sole Voting Power
   Shares      |     |       0
Beneficially   |_____|________________________________________________________
  Owned By     |     |
   Each        |  8  |   Shared Voting Power
 Reporting     |     |       63,943(1)
Person With    |_____|________________________________________________________
               |     |
               |  9  |   Sole Dispositive Power
               |     |       0
               |_____|________________________________________________________
               |     |
               | 10  |   Shared Dispositive Power
               |     |       63,943(1)
_______________|_____|_________________________________________________________

   11     Aggregate Amount Beneficially Owned by Each Reporting Person
          63,943
______________________________________________________________________________

   12     Check if the Aggregate Amount in Row (11) Excludes
          Certain Shares                                              [ ]
______________________________________________________________________________

   13     Percent of Class Represented by Amount in Row (11)
                1.52%
______________________________________________________________________________

   14     Type of Reporting Person (See Instructions)
                IN
_____________________________________________________________________________


-------------------
(1) Held jointly with Heather Schwartz.

CUSIP No.  69912T1083                 13D                     Page 9 of 12



    1      Names of Reporting Persons; I.R.S. Identification Nos.
           of Above Persons (entities only)

                                Heather Schwartz
______________________________________________________________________________

    2      Check the Appropriate Box if a Member of a Group     (a)  [ ]
                                                                (b)  [ ]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      Source of Funds
           PF
______________________________________________________________________________

    5      Check if Disclosure of Legal Proceedings is Required
           Pursuant to Items 2(d) or 2(e)                            [ ]
______________________________________________________________________________

    6      Citizenship or Place of Organization
           State of New Jersey
_______________________________________________________________________________
               |     |
  Number of    |  7  |   Sole Voting Power
   Shares      |     |       0
Beneficially   |_____|________________________________________________________
  Owned By     |     |
   Each        |  8  |   Shared Voting Power
 Reporting     |     |       63,943(1)
Person With    |_____|________________________________________________________
               |     |
               |  9  |   Sole Dispositive Power
               |     |       0
               |_____|________________________________________________________
               |     |
               | 10  |   Shared Dispositive Power
               |     |       63,943
_______________|_____|_________________________________________________________

   11     Aggregate Amount Beneficially Owned by Each Reporting Person
          63,943
______________________________________________________________________________

   12     Check if the Aggregate Amount in Row (11) Excludes
          Certain Shares                                              [ ]
______________________________________________________________________________

   13     Percent of Class Represented by Amount in Row (11)
                1.52%
______________________________________________________________________________

   14     Type of Reporting Person (See Instructions)
                IN
_____________________________________________________________________________


-------------------
(1) Held jointly with Robert J. Schwartz.

CUSIP No.  69912T1083                 13D                     Page 10 of 12



    1      Names of Reporting Persons; I.R.S. Identification Nos.
           of Above Persons (entities only)

                               Eleanor A. Schwartz
______________________________________________________________________________

    2      Check the Appropriate Box if a Member of a Group     (a)  [ ]
                                                                (b)  [ ]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      Source of Funds
           PF
______________________________________________________________________________

    5      Check if Disclosure of Legal Proceedings is Required
           Pursuant to Items 2(d) or 2(e)                            [ ]
______________________________________________________________________________

    6      Citizenship or Place of Organization
           State of New Jersey
_______________________________________________________________________________
               |     |
  Number of    |  7  |   Sole Voting Power
   Shares      |     |       64,962
Beneficially   |_____|________________________________________________________
  Owned By     |     |
   Each        |  8  |   Shared Voting Power
 Reporting     |     |       0
Person With    |_____|________________________________________________________
               |     |
               |  9  |   Sole Dispositive Power
               |     |       64,962
               |_____|________________________________________________________
               |     |
               | 10  |   Shared Dispositive Power
               |     |       0
_______________|_____|_________________________________________________________

   11     Aggregate Amount Beneficially Owned by Each Reporting Person
          64,962
______________________________________________________________________________

   12     Check if the Aggregate Amount in Row (11) Excludes
          Certain Shares                                              [ ]
______________________________________________________________________________

   13     Percent of Class Represented by Amount in Row (11)
                1.55%
______________________________________________________________________________

   14     Type of Reporting Person (See Instructions)
                IN
_____________________________________________________________________________

                                                                   Page 11 of 12
Item 1.  Security and Issuer

         This statement relates to the Common Stock, $1.00 par value, of Paragon Technologies, Inc. (the "Issuer"). The principal executive offices of the Issuer are located at 600 Kuebler Road, Easton, Pennsylvania 18040.

Item 2.  Identity and Background

         No change.

Item 3.  Source and Amount of Funds or Other Consideration

         No change.

Item 4.  Purpose of Transaction

         Messrs. Schweiger, Lovejoy, Hallenbeck, DiCarlo and Schwartz, and Mss. Schweiger, Hallenbeck, Schwartz and Schwartz, previously reported the agreement of Messrs. Schweiger, Lovejoy, Hallenbeck and DiCarlo to nominate, and the agreement of all of the reporting persons to vote in favor of the election of, Messrs. Schweiger, Lovejoy, Hallenbeck and DiCarlo as an alternative slate of directors of the Issuer at its annual meeting currently scheduled for June 26, 2001. On May 24, 2001, the Issuer appointed Messrs. Schweiger and Hallenbeck to Issuer's board of directors and announced that Messrs. Schweiger and Hallenbeck would stand for election as directors at the June 26, 2001 annual meeting. As a result, the nominations of Messrs. Schweiger, Lovejoy, Hallenbeck and DiCarlo as an alternative slate of directors have been withdrawn and the reporting persons have terminated their agreement to vote for the alternative slate. Based upon the foregoing, the reporting persons believe that they can no longer be deemed to be a group for purposes of Section 13(d) of the Securities Exchange Act of 1934.

Item 5.  Interest in Securities of the Issuer.

         No change.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         See Item 4.

Item 7.  Materials to be Filed as Exhibits

         None

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                    /s/  Anthony W. Schweiger
                                               ---------------------------------
                                               Anthony W. Schweiger

                                                    /s/  Katherine M. Schweiger
                                               ---------------------------------
                                               Katherine M. Schweiger

                                                    /s/  Lee H. Lovejoy
                                               ---------------------------------
                                               Lee H. Lovejoy

                                                    /s/  Gilman J. Hallenbeck
                                               ---------------------------------
                                               Gilman J. Hallenbeck

                                                    /s/  Mary Hallenbeck
                                               ---------------------------------
                                               Mary Hallenbeck

                                                    /s/  Daniel M. DiCarlo, Jr.
                                               ---------------------------------
                                               Daniel M. DiCarlo, Jr.

                                                    /s/  Robert J. Schwartz
                                               ---------------------------------
                                               Robert J. Schwartz

                                                    /s/  Heather Schwartz
                                               ---------------------------------
                                               Heather Schwartz

                                                    /s/  Eleanor A. Schwartz
                                               ---------------------------------
                                               Eleanor A. Schwartz


June 4, 2001